Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ANNOUNCES LONG-TERM GROWTH GOALS AND REPORTS RESULTS FOR QUARTER ENDED SEPT. 30, 2006
Hanesbrands Board of Directors Approves Change to December Fiscal Year End Beginning in 2007; Quarters Ending Sept. 30 and Dec. 30, 2006, will Constitute Transition Period
WINSTON-SALEM, N.C. (Oct. 31, 2006) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the quarter ended Sept. 30, 2006.
Hanesbrands began operating as an independent publicly traded company on Sept. 5, 2006. During the 13-week quarter, Hanesbrands operated for approximately 9 1/2 weeks as Sara Lee Corporation’s branded apparel business in the Americas and Asia.
“We are pleased to have successfully completed our spinoff in the quarter and are focused on driving results, executing our strategies and establishing the base from which to achieve our long-term growth goals,” Hanesbrands Chief Executive Officer Richard A. Noll said. “The results for our September quarter and comparisons to a year ago are influenced by the spinoff from Sara Lee and the resulting capital structure of the company that took place in the quarter.”
Highlights of the quarter ended Sept. 30, 2006, include:
•	Net sales of $1.12 billion were down by 1.7 percent from $1.14 billion in the year-ago quarter ended Oct. 1, 2005. Discontinuance of low-margin product lines and lower sales of sheer hosiery primarily accounted for the decrease.

“Our year-over-year sales decline was expected due to the exit from low-margin sales and as a result of continued sheer hosiery sales declines that are following a decade-long downward trend,” Noll said. “Core sales were generally consistent with last year.”

Hanesbrands Inc. Announces Long-Term Growth Goals and
Reports Results for Quarter Ended Sept. 30, 2006 — Page 2
•	Operating profit decreased by 9.6 percent to $93.9 million from $103.8 million a year ago. The operating profit decline in the current quarter primarily reflected expenses associated with operating as an independent company, nonrecurring spinoff and related costs, and restructuring and related charges for plant closures.

Excluding costs for the spinoff and restructuring in the current and year-ago quarters (details in Table 4), operating profit increased by 15.7 percent to $124.6 million from $107.7 million a year ago. The increase in adjusted operating profit was a result of reduced corporate allocations associated with Sara Lee ownership, the benefits of previous cost-reduction actions and beneficial timing of certain costs between the September and December quarters.

•	Net income was $50.3 million, down 39.1 percent from $82.6 million a year ago. The decrease in net income primarily reflects increased interest expense, reduced operating profit and a higher income tax rate.

Interest expense increased in the September quarter to $17.6 million from $4.1 million a year ago. The increase is a result of higher debt incurred 3 1/2 weeks before the end of the quarter as a result of the spinoff from Sara Lee Corporation. Long-term debt at the end of the quarter was $2.6 billion.

The income tax rate for the quarter was 34.0 percent, up from 17.2 percent a year ago as a result of Hanesbrands’ independent tax structure.
“We are making good progress in the execution of our long-term growth strategies,” Noll said. “In the past year, we have continued to invest in our brands and innovate with our product lines, particularly in the area of comfort for consumers. We have had success with Hanes products featuring ComfortSoft waistbands, continued strong growth of our C-9 by Champion products, and a very strong launch of a front-close Playtex 18-Hour bra, which has quickly become one of the best-selling bras in the country.
“We also are fully engaged in creating a lower-cost global supply chain. In September, we announced plans to close three manufacturing facilities and relocate work to lower-cost facilities in the Western Hemisphere. Two weeks ago, we announced plans to consolidate three distribution centers in the United States in order to generate increased efficiency.
“And last week we announced that we have entered into a definitive agreement to purchase a sewing operation in Thailand, our first owned sewing operation in Asia. Our strategy is to have a low-cost supply chain, and in today’s environment, that requires that we operate on a global basis, with a balance in the long run between the Western and Eastern hemispheres. We are making excellent progress and creating significant momentum in the execution of our global supply chain strategy.”

Hanesbrands Inc. Announces Long-Term Growth Goals and
Reports Results for Quarter Ended Sept. 30, 2006 — Page 3
Long-Term Growth Goals
After establishing its first-year base performance in fiscal year 2007, which is discussed later in this press release, Hanesbrands has growth goals that include:
•	Long-term annual revenue growth of 1 percent to 3 percent, excluding acquisitions.
•	Long-term annual operating profit growth of 6 percent to 8 percent, excluding the effect of restructuring charges.
•	Long-term annual double-digit growth in diluted EPS, excluding the effect of restructuring charges.
The company expects to incur approximately $250 million in restructuring and related charges over the next three years to implement its cost-savings plan. About half of these charges are expected to be noncash. The total includes the $27 million associated with the plant closures announced in September 2006 and approximately $8 million associated with the distribution center consolidation announced in October 2006.
“Combining our revenue growth with the significant cost-savings initiatives we have planned via consolidation opportunities and supply chain improvements, we will be able to generate even greater growth for operating income, excluding restructuring costs,” Noll said. “And with our anticipated ability to reduce debt and interest expense, we believe we can achieve sustainable double-digit diluted EPS growth.”
Fiscal 2007 — Establishing a Solid Base for Long-Term Growth
The Hanesbrands board of directors has approved changing the company’s fiscal year end from the Saturday closest to June 30 to the Saturday closest to Dec. 31. The 52-week fiscal 2007 will begin on Sunday, Dec. 31, 2006, and end on Saturday, Dec. 29, 2007. Results for quarter ended Sept. 30, 2006, and the quarter ending Dec. 30, 2006, will be reported as a transition, or stub, period.
In fiscal 2007, Hanesbrands has a goal of establishing a solid base on which to execute long-term growth. The company will have overlapped the net sales effect of exiting low-margin sales in fiscal 2006, and therefore, its current annual sales run rate of approximately $4.5 billion reflects a good baseline from which to build.
While Hanesbrands will incur increased costs as a stand-alone company and plans to increase investment behind its strategies, the company has a goal to substantially offset these increases with cost reductions as well as the elimination of corporate allocations associated with previous Sara Lee ownership. Hanesbrands believes that achieving this goal could allow its operating profit margin in the next fiscal year, excluding restructuring, to approach 9 1/2 percent, similar to the operating margin in its most recently completed fiscal year ended July 1, 2006.

Hanesbrands Inc. Announces Long-Term Growth Goals and
Reports Results for Quarter Ended Sept. 30, 2006 — Page 4
Interest expense will increase significantly in fiscal 2007 due to the capital structure implemented for the spinoff. Based on the current London Interbank Offered Rate, Hanesbrands’ weighted average interest rate is expected to be approximately 8.25 percent with the rate fixed on more than half of the debt. The company’s effective tax rate may fluctuate but is expected to average approximately 30 percent to 35 percent. Both interest expense and the tax rate will significantly decrease net income and EPS when compared with historical financial results as reported under ownership of Sara Lee Corporation.
“We believe that the ending balance sheet for the September quarter is a reasonable baseline for the business,” said Hanesbrands Chief Financial Officer E. Lee Wyatt. “We are focused on the opportunity to improve the balance sheet by $100 million between now and the end of fiscal 2007 by improving payables, receivables, inventory and our cash balance.
“Financially, we are committed to funding business growth and our supply chain strategy, and the remaining cash flow will be used primarily for debt reduction over the next couple of years. We are comfortable that our cash flow will allow the company to service its initially above-average level of leverage.”
Hanesbrands does not envision any significant commercial acquisitions, although tactical acquisition opportunities may be considered to accelerate the company’s global supply chain and cost-reduction strategy. Hanesbrands does not currently plan to pay a dividend.
Noll added, “We have the competitive strengths and strategic potential to generate long-term annual increases in sales and income. We are investing in our strongest brands, such a Hanes, Champion, Playtex and Bali, that have leading market shares in high-volume apparel categories. We are also investing in cost-reduction actions and a global supply chain to gain competitive advantage. The combination of these brand-building and cost-savings efforts, supported by strong cash flow, is a very powerful model for creating value.”
Hanesbrands Policy on Guidance
Hanesbrands will follow a policy of not providing quarterly or annual EPS guidance. The company does plan to communicate appropriately to provide an understanding of long-term goals, trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will hold a live webcast via the Internet at 10 a.m. EST today of its first investor conference call to discuss its strategic direction, goals and recent financial performance. The live Internet broadcast and accompanying slide presentation may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 11:30 a.m. EST.

Hanesbrands Inc. Announces Long-Term Growth Goals and
Reports Results for Quarter Ended Sept. 30, 2006 — Page 5
Replays of the conference call will be available via the Internet and telephone. An archived replay of the conference-call webcast and slide presentation will be available in the investors section of the Hanesbrands corporate Web site.
The telephone playback will be available from approximately 2 p.m. EST today until midnight EST on Tuesday, Nov. 7, 2006. The replay will be available by calling toll-free (888) 286-8010, or (617) 801-6888 for international callers. The eight-digit replay password is 12345678.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casual wear and active wear. Hanesbrands has approximately 50,000 employees in 24 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals and trends associated with our business. These forward-looking statements speak only as of the date of this press release and are based on our current plans and expectations. They involve risks and uncertainties that could cause actual future results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost centers around the world; retailer consolidation and other changes in the apparel essentials industry; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs. Further information about these matters and other important risks and uncertainties is in our Securities and Exchange Commission filings. We do not intend to update these forward-looking statements.
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TABLE 1
HANESBRANDS INC.
Condensed Combined and Consolidated Statements of Income
(Unaudited)
(In thousands, except per-share amounts)

	Quarter Ended
	September 30, 2006	October 1, 2005	% Change
Net sales
Innerwear	$651,183	$662,387
Outerwear	318,320	305,117
Hosiery	56,707	67,361
International	93,126	92,153
Other	10,796	22,585

	1,130,132	1,149,603
Less: Intersegment	11,164	11,642

	1,118,968	1,137,961	-1.7%

Cost of sales	753,337	768,442

Gross profit	365,631	369,519	-1.1%
As a % of net sales	32.7%	32.5%

Selling, general, and administrative expenses	262,426	265,927
As a % of net sales	23.5%	23.4%

Restructuring	9,313	(228)

Operating profit	93,892	103,820	-9.6%
As a % of net sales	8.4%	9.1%

Interest expense, net	17,569	4,083

Income before income taxes	76,323	99,737
Income tax expense	25,978	17,133

Net income	$50,345	$82,604	-39.1%

Earnings per share (1):
Basic	$0.52	$0.86
Diluted	$0.52	$0.86

Weighted average shares outstanding (1):
Basic	96,306	96,306
Diluted	96,319	96,306

(1)	For the quarter ended October 1, 2005, basic and diluted EPS were computed using the number of common stock shares outstanding on the spinoff date (September 5, 2006).

TABLE 2
HANESBRANDS INC.
Condensed Combined and Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2006	July 1, 2006
Cash and cash equivalents	$209,080	$298,252
Trade accounts receivable	516,778	523,430
Inventories	1,262,961	1,236,586
Related entities and other	168,810	1,697,544

Total current assets	2,157,629	3,755,812

Property, net	609,048	617,021
Intangible assets and goodwill	417,120	415,019
Other noncurrent assets	417,406	103,223

Total assets	$3,601,203	$4,891,075

Accounts payable and accrued liabilities	$607,877	$851,594
Related entities and other	57,557	760,360

Total current liabilities	665,434	1,611,954

Long-term debt	2,573,500	—
Other noncurrent liabilities	346,034	49,987

Total liabilities	3,584,968	1,661,941

Equity	16,235	3,229,134

Total liabilities and equity	$3,601,203	$4,891,075

TABLE 3
HANESBRANDS INC.
Condensed Combined and Consolidated Statements of Cash Flow
(Unaudited)
(In thousands)

	Quarter Ended
	September 30, 2006	October 1, 2005
Operating activities:
Net income	$50,345	$82,604
Depreciation and amortization	29,573	25,347
Changes in assets and liabilities, net, and other	(25,105)	67,941

Net cash from operating activities	54,813	175,892

Investing Activities:
Purchases of property and equipment, net, and other	(18,565)	(15,092)

Financing Activities:
Transactions with parent companies and other	(125,193)	(798,059)

Effect of changes in foreign currency exchange rates on cash	(227)	2,756

Decrease in cash and cash equivalents	(89,172)	(634,503)

Cash and cash equivalents at beginning of year	298,252	1,080,799

Cash and cash equivalents at end of period	$209,080	$446,296

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Unaudited)
(In thousands)

	Quarter Ended
	September 30, 2006	October 1, 2005
Supply Chain

Plant closings
-Accelerated depreciation included in Cost of Sales	$4,393	$—
-Restructuring	9,313	(228)

Total	$13,706	$(228)

Noncash amount	$4,393	$(228)

Special items included in SG&A

-Spinoff and related charges	$17,010	$4,128

EBITDA

Net income	$50,345	$82,604
Interest expense, net	17,569	4,083
Income tax expense	25,978	17,133
Depreciation	27,906	23,258
Amortization	1,667	2,089

Total EBITDA	$123,465	$129,167

Reconciliation of Reported Operating Results with Certain Information Excluding Plant Closings and Special Items

Operating profit	$93,892	$103,820
Plant closings	13,706	(228)
Special items included in SG&A	17,010	4,128

Adjusted operating profit	$124,608	$107,720

Net income	$50,345	$82,604
Plant closings	13,706	(228)
Special items included in SG&A	17,010	4,128
Tax effect on plant closings and special items in SG&A	(10,443)	(671)

Adjusted net income	$70,618	$85,833